Exhibit 4.2

Name of Company:

CATHAY INDUSTRIAL BIOTECH LTD.

CATHAY INDUSTRIAL BIOTECH LTD.

Number:
	Number	Share(s):
- [no. of shares] -

Share(s)	Incorporated under the laws of the Cayman Islands
- [no. of shares] -	Share capital is US$[ ] divided into [ ] Shares of a par value of US$[ ] each

Issued to: [name of shareholder]	THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Dated	EXECUTED on behalf of the said Company on the day of 2011 by:

Transferred from:

DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called CATHAY INDUSTRIAL BIOTECH LTD.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor